May 8, 2008 annual meeting
At the meeting, each of the nominees for Trustees was elected, as follows:
Common shares
            Votes for 	Votes withheld	 Abstentions Broker non votes
Jameson A. Baxter 	36,406,224 	 3,236,302 	11,368	0
Charles B. Curtis 	36,414,538 	 3,227,988 	11,368	0
Robert J. Darretta 	36,436,198 	 3,206,328 	11,368	0
Myra R. Drucker 	36,425,056 	 3,217,470 	11,368	0
Charles E. Haldeman, Jr. 	36,428,458 3,214,068 	11,368	0
Paul L. Joskow 		36,431,319 	 3,211,207 	11,368 	0
Elizabeth T. Kennan 	36,400,792 	 3,241,734 	11,368	0
Kenneth R. Leibler 	36,433,737 	 3,208,789 	11,368 	0
George Putnam, III 	36,414,481 	 3,228,045 	11,368	0
Richard B. Worley 	36,427,595 	 3,214,931 	11,368 	0

Preferred shares
	     Votes for Votes withheld Abstentions Broker non votes
John A. Hill 		13,932 		1,409		 0		 0
Robert E. Patterson 	13,933 		1,404 		 0 		 0



Special meeting dated 12/12/07

	A special meeting of shareholders was convened on December 12, 2007 to consider proposals relating to the merger of Putnam
Investment Grade Municipal Trust and Putnam Municipal Bond Fund into the fund. These proposals were approved by shareholders.
Also, a proposal to approve the authorization, creation and issuance of additional preferred shares of Putnam Municipal
Opportunities Trust with an aggregate liquidation preference of $273 million was approved.


December 12, 2007 special meeting of shareholders
A proposal to approve an agreement and plan of merger with Putnam Investment Grade Municipal Trust was approved as follows:
Common and preferred shares voting as a single class
Votes for 		Votes against 	Abstentions
8,100,988 		379,053 		223,173
A proposal to approve an agreement and plan of merger with Putnam Municipal Bond Fund was approved as follows:
Common and preferred shares voting as a single class
Votes for 		Votes against 	Abstentions
8,110,987 		362,512 		229,715
A proposal to approve the authorization and issuance of preferred shares was approved as follows:
Preferred shares Series A, Series B and Series C
Votes for 		Votes against 	Abstentions
3,492 		169 		173
A proposal to approve a two-for-one stock split was approved as follows:

Preferred shares Series A
Votes for 		Votes against 	Abstentions
666 				16 		114
Preferred shares Series B
Votes for 		Votes against 	Abstentions
1,386 			95 		0
Preferred shares Series C
Votes for 		Votes against 	Abstentions
1,520 			37 		0

All tabulations rounded to the nearest whole number


May 15, 2007 Meeting

A proposal to approve a new management contract between the fund and Putnam Investment Management, LLC was approved as follows:

	Votes	Votes		Abstentions
	For	Against
	9,226,523	455,336		273,389

All tabulations rounded to the nearest whole number